Exhibit 99.1

PRESS RELEASE

Kardigan Announces Appointment of Kristin Reinke

to its Board of Directors

SOUTH SAN FRANCISCO, Calif., and PRINCETON, N.J., September 30, 2026 — Kardigan™, Inc. (Nasdaq: KARD) (“Kardigan”), a precision cardiovascular company, announced today the appointment of Kristin Reinke to its Board of Directors, where she will serve as chair of the Audit Committee. As part of the Board’s public company evolution, Doug Giordano will be stepping down from the Board. Both Ms. Reinke’s appointment and Mr. Giordano’s departure are effective as of September 29, 2026.

“Kristin's proven track record leading AI-driven transformation at global scale will be a great asset to help us achieve our mission of changing the future of cardiovascular care. Her experience turning technology into an operational advantage will be invaluable as we integrate Prolaio's data and analytics platform into our product development, and her financial governance expertise will help guide our late-stage pipeline toward potential commercialization. We're thrilled to welcome Kristin to the Kardigan Board and are fortunate to have her chair our Audit Committee,” said Tassos Gianakakos, co-founder, chief executive officer, and chair of the board of Kardigan. “We also would like to thank Doug, a founding member of our Board, for his profound impact over the last few years."

Ms. Reinke is currently vice president of finance at Google, where she leads the application of AI to modernize and scale the company's finance organization. A member of Google's finance leadership team since 2005, she has held roles spanning global FP&A, capital allocation, and controllership, helping the company grow from a startup into a multibillion-dollar global enterprise. She previously held leadership roles at Oracle and began her career at Arthur Andersen. Ms. Reinke serves on the board of Everly Health as an independent director and the audit committee chair. She is a CPA and holds a bachelor's degree in accounting from Michigan State University.

About Kardigan

Kardigan is a clinical-stage precision cardiovascular company developing medicines that target the root cause of diseases where no approved treatments exist. Led by a proven and experienced management team, Kardigan is reimagining cardiovascular drug discovery and development through an integrated approach that unites deep cardiovascular biology, real-world patient data, and advanced analytics to enable more precise, efficient, and informed development of novel therapies. Learn more about Kardigan and its mission at Kardigan.bio.

Contacts

Media:

Michael Bachner

Executive Director, Corporate Communications

+1 (609) 664-7308

mbachner@kardigan.bio

Investors:

Clayton Robertson

Vice President, Investor Relations

investors@kardigan.bio

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